Exhibit 99.1

American States Water Company Announces Fourth Quarter and Full Year 2018 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--February 25, 2019--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.37 for the fourth quarter ended December 31, 2018, as compared to basic and fully diluted earnings per share of $0.35 for the fourth quarter ended December 31, 2017. Fully diluted earnings for the year ended December 31, 2018 were $1.72 per share, compared to $1.75 per share for 2017 (excluding a one-time gain of $0.13 per share from the sale of a water system in June of 2017).

Fourth Quarter 2018 Results

The table below sets forth a comparison of the fourth quarter 2018 diluted earnings per share by business segment with diluted earnings per share for the fourth quarter of 2017, as reported:

	Diluted Earnings per Share
	Three Months Ended
	12/31/2018	12/31/2017	CHANGE
Water	$0.17	$0.18	$(0.01)
Electric	0.03	0.02	0.01
Contracted services	0.18	0.11	0.07
AWR (parent)	(0.01)	0.04	(0.05)
Consolidated diluted earnings per share, as reported	$0.37	$0.35	$0.02

Water Segment

For the three months ended December 31, 2018, fully diluted earnings from the water segment of AWR’s Golden State Water Company (“GSWC”) subsidiary were $0.17 per share, as compared to $0.18 per share for the three months ended December 31, 2017. Affecting the results and comparability of the three months ended December 31, 2018 and 2017 were losses incurred during the fourth quarter of 2018, as a result of market conditions, on the company’s investments held to fund a retirement benefit plan, as compared to gains recorded in the fourth quarter of 2017. This resulted in a decrease to the water segment’s earnings on a relative basis of approximately $0.04 per share. Excluding this non-core business item, fully diluted earnings from the water segment increased by $0.03 per share from the results for the fourth quarter of 2017 due to the following items:

  An overall increase in the water gross margin, which increased net earnings by approximately $0.02 per share, due primarily to third-year rate increases approved by the California Public Utilities Commission (“CPUC”) effective January 1, 2018. This increase was partially offset by the revenue impact from a lower authorized return on rate base approved in the cost of capital decision issued by the CPUC in March 2018, which was effective in 2018. The lower authorized return decreased the water gross margin during the three months ended December 31, 2018 by approximately $0.02 per share.
  An increase in operating expenses (excluding supply costs) decreased earnings by approximately $0.02 per share due, in large part, to a reduction in legal costs of $1.8 million, or $0.03 per share recorded in December 2017 for amounts received pursuant to a settlement agreement, with no similar item in the fourth quarter of 2018. Excluding this item, overall recurring operating expenses decreased by $0.01 per share in the fourth quarter of 2018 primarily due to lower regulatory- and conservation-related costs.
  Excluding gains and losses from investments, there was an increase in interest and other income (net of interest expense), which increased earnings by approximately $0.02 per share, due primarily to interest income related to a federal tax refund recorded during the fourth quarter of 2018.
  An overall decrease in the water segment's effective income tax rate ("ETR") increased earnings by approximately $0.01 per share. The decrease in the ETR was due, in large part, to the unfavorable remeasurement adjustment recorded during the fourth quarter of 2017 at the water segment related to certain non-rate-regulated deferred tax assets (primarily compensation- and benefit-related items) in connection with the Tax Cuts and Jobs Act (“Tax Act”) enacted in December 2017. While the changes from the Tax Act did not have a significant impact to AWR’s consolidated results for 2017, they did have a negative effect on earnings at the water segment of $0.03 per share, which was mostly offset by an increase in earnings at AWR (parent) and, to a lesser extent, at the other two business segments. Excluding the effect of the remeasurement in 2017, the water ETR increased during the fourth quarter of 2018, as compared to the same period in 2017, due primarily to changes in flow-through adjustments recorded in accordance with regulatory requirements (primarily related to plant and compensation-related items).

The comparison between the two periods discussed above also excluded the reductions in water revenue in 2018 resulting from the Tax Act and billed surcharges, both of which had no material impact to earnings.

Electric Segment

For the three months ended December 31, 2018, diluted earnings from the electric segment increased by $0.01 per share as compared to the prior year’s fourth quarter due primarily to a higher electric gross margin. Included in the results for the fourth quarter of 2017 is the recording of a downward adjustment to the electric segment’s revenue requirement to reflect updated allocations from the general office resulting from the final water general rate case decision, with no similar adjustment in 2018. Excluding this adjustment, earnings at the electric segment remained flat. Due to the delay in finalizing the electric general rate case filed with the CPUC in 2017 to set rates for the years 2018 through 2021, billed revenues in 2018 were based on 2017 adopted rates. In November 2018, GSWC and the CPUC’s Public Advocates Office filed a joint motion to adopt a settlement agreement between the two parties resolving all issues in connection with the general rate case. A decision in this case is expected in 2019 and when approved by the CPUC, the new rates will be retroactive to January 1, 2018. Had the new rates in the settlement agreement been approved by the CPUC prior to December 31, 2018, the electric segment’s gross margin would have been higher by approximately $575,000, or $0.01 per share, for the three months ended December 31, 2018, and approximately $2.0 million, or $0.04 per share, for the entire 2018 year.

Contracted Services Segment

For the three months ended December 31, 2018, diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $0.07 per share as compared to the prior year’s fourth quarter due largely to (i) the commencement of operations at Fort Riley in July 2018, (ii) continued increases in earnings contribution by Eglin Air Force Base (“AFB”) since the company took over its operations in June 2017, and (iii) higher construction activity at Fort Bragg during the fourth quarter of 2018 as compared to the same period in 2017.

AWR (parent)

For the three months ended December 31, 2018, diluted earnings from AWR (parent) decreased $0.05 per share compared to the same period in 2017. Included in the results for 2017 was the one-time benefit from the remeasurement of the AWR (parent) deferred tax balances as a result of the Tax Act. This one-time remeasurement was based on the Tax Act's lower federal corporate tax rate of 21%, which increased earnings at AWR (parent) by approximately $0.03 per share during the fourth quarter of 2017. There was no similar adjustment during the fourth quarter of 2018. The positive effect on earnings at AWR (parent) from the remeasurement of deferred tax balances was mostly offset by a decrease in earnings at the water segment, as previously discussed. In addition, there were higher state unitary taxes recorded at the parent level during the fourth quarter of 2018 as compared to the same period in 2017.

Full Year 2018 Results

Fully diluted earnings for the year ended December 31, 2018 were $1.72 per share, compared to $1.88 per share for 2017. The table below sets forth a comparison of the recorded diluted earnings per share contribution by business segment and for the parent company:

	Diluted Earnings per Share
	For The Year Ended
	12/31/2018	12/31/2017	CHANGE
Water, excluding one-time gain on sale of Ojai water system	$1.19	$1.22	$(0.03)
Electric	0.11	0.11	—
Contracted services	0.42	0.37	0.05
AWR (parent)	—	0.05	(0.05)
Consolidated diluted earnings per share, adjusted	$1.72	$1.75	$(0.03)
Gain on sale of Ojai water system	—	0.13	(0.13)
Totals from operations, as reported	$1.72	$1.88	$(0.16)

Water Segment

Included in the results for the year ended December 31, 2017 were (i) the recognition of a pretax gain of $8.3 million, or $0.13 per share, from the sale of GSWC's Ojai water system in June of 2017, with no similar gain in 2018, and (ii) the recovery in February 2017 of incremental costs approved by the CPUC related to California's drought state of emergency that were previously expensed, which resulted in an increase to pretax earnings in 2017 of $1.5 million, or $0.02 per share. Furthermore, affecting the results and comparability between the two periods were losses incurred during 2018, as a result of market conditions, on the company’s investments held to fund a retirement benefit plan as compared to gains recorded in 2017. This non-core business item decreased the water segment’s earnings on a relative basis by approximately $0.05 per share.

Excluding the impact of the items discussed above, diluted earnings from the water segment for 2018 increased by $0.04 per share as compared to 2017 due to the following items:

  An overall increase in the water gross margin of $0.03 per share, largely due to revenues generated from CPUC-approved third-year rate increases effective January 1, 2018, partially offset by the effect of the cessation of the Ojai operations in June of 2017 and the revenue impact from the lower authorized return on rate base in the cost of capital proceeding approved by the CPUC and effective in 2018. The lower return on rate base decreased GSWC’s 2018 adopted annual revenue requirement by approximately $3.6 million, or $0.07 per share.
  An increase in operating expenses (excluding supply costs) decreased earnings by approximately $0.04 per share due, in large part, to a reduction in legal costs of $1.8 million, or $0.03 per share, recorded in December 2017 for amounts received pursuant to a settlement agreement, with no similar item in the fourth quarter of 2018. Excluding this item, overall recurring operating expenses increased by approximately $0.01 per share due mostly to higher depreciation and property tax expenses, both of which are due to plant additions.
  Excluding gains and losses from investments, there was an increase in interest and other income (net of interest expense), which increased earnings by approximately $0.01 per share due, in part, to interest income related to a federal tax refund recorded during the fourth quarter of 2018, partially offset by an increase in interest expense resulting from higher short-term borrowings to fund operations and a portion of GSWC’s capital expenditures.
  An overall decrease in the water segment's ETR, which positively impacted earnings by approximately $0.04 per share. As previously discussed, the decrease was due, in large part, to the unfavorable remeasurement adjustment of certain deferred tax balances in connection with the Tax Act, which negatively impacted the water segment’s earnings in 2017 by approximately $0.03 per share. In addition, the water ETR was favorably impacted in 2018 due to changes in flow-through adjustments recorded in accordance with regulatory requirements (primarily related to plant and compensation-related items).

The comparison between the two periods discussed above also excluded the reductions in water revenue in 2018 resulting from the Tax Act and billed surcharges, both of which had no material impact to earnings.

Electric Segment

For each of the years ended December 31, 2018, and 2017, diluted earnings from the electric segment were $0.11 per share. Due to the delay in the electric general rate case, billed revenues in 2018 were based on 2017 adopted rates, pending a final CPUC decision on the electric general rate case. In November 2018, GSWC and the CPUC’s Public Advocates Office filed a joint motion to adopt a settlement agreement between the two parties resolving all issues in connection with the general rate case. A decision in this case is expected in 2019 and when approved by the CPUC, the new rates will be retroactive to January 1, 2018. Had the new rates in the settlement agreement been approved by the CPUC prior to December 31, 2018, the electric segment’s gross margin would have been higher in 2018 by approximately $2.0 million, or $0.04 per share.

Contracted Services Segment

For the year ended December 31, 2018, diluted earnings from contracted services were $0.42 per share, compared to $0.37 per share for the same period in 2017. Included in the results for 2017 were retroactive revenues resulting from the approval of the third price redetermination at Fort Bragg, which totaled approximately $1.0 million, or $0.02 per share, related to periods prior to 2017. Excluding this retroactive amount, diluted earnings per share from the contracted services segment increased $0.07 per share as compared to 2017, largely due to the commencement of operations at Eglin AFB and Fort Riley in June 2017 and July 2018, respectively. There was also an increase in management fee revenues at the other military bases resulting from the successful resolution of various price adjustments during 2017 and 2018. These increases were partially offset by lower construction activities at the military bases other than Eglin AFB and Fort Riley.

AWR (parent)

For the year ended December 31, 2018, diluted earnings from AWR (parent) decreased $0.05 per share compared to 2017. As previously discussed, included in the results for 2017 was the one-time benefit of approximately $0.03 per share from the remeasurement of the AWR (parent) deferred tax balances as a result of the Tax Act. In addition, there were higher state unitary taxes recorded at the parent level during 2018 as compared to the same period in 2017.

Dividends

On January 29, 2019, AWR's Board of Directors approved a first quarter dividend of $0.275 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on March 1, 2019 to shareholders of record at the close of business on February 15, 2019. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 64 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s current policy is to achieve a five-year compound annual growth rate in the dividend of more than 6% over the long-term.

Non-GAAP Financial Measures

This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted shares. Furthermore, the discussion refers to a non-core business activity related to gains and losses on investments held to fund a retirement benefit plan, which is excluded when communicating earnings results to help facilitate comparisons of the company’s performance from period to period. All of these items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company excludes non-core business activities when discussing earnings results, and uses the water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission.

Conference Call

The company will host a conference call on February 26, 2019 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning February 26, 2019 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through March 5, 2019.

About American States Water

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 260,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	December 31,
(in thousands)	2018	2017

Assets
Utility Plant-Net	$1,296,310	$1,204,992
Goodwill	1,116	1,116
Other Property and Investments	25,356	24,070
Current Assets	131,468	155,463
Regulatory and Other Assets	47,183	31,093
	$1,501,433	$1,416,734
Capitalization and Liabilities
Capitalization	$839,310	$850,984
Current Liabilities	146,585	156,662
Other Credits	515,538	409,088
	$1,501,433	$1,416,734

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)
Operating Revenues
Water	$66,424	$67,275	$295,258	$306,332
Electric	8,802	7,861	34,350	33,969
Contracted services	35,779	29,044	107,208	100,302
Total operating revenues	$111,005	$104,180	$436,816	$440,603

Operating Expenses
Water purchased	$16,847	$17,683	$68,904	$68,302
Power purchased for pumping	1,830	1,851	8,971	8,518
Groundwater production assessment	4,294	4,462	19,440	18,638
Power purchased for resale	3,151	2,873	11,590	10,720
Supply cost balancing accounts	(4,539)	(6,276)	(15,649)	(17,939)
Other operation	7,525	8,005	31,650	29,994
Administrative and general	20,519	19,124	82,595	81,643
Depreciation and amortization	10,631	9,847	40,425	39,031
Maintenance	4,761	4,884	15,682	15,176
Property and other taxes	4,541	4,519	18,404	17,905
ASUS construction	18,738	15,249	53,906	49,838
Gain on sale of assets	(42)	-	(85)	(8,318)
Total operating expenses	88,256	82,221	335,833	313,508

Operating income	$22,749	$21,959	$100,983	$127,095

Other Income and Expenses
Interest expense	(5,514)	(4,976)	(23,433)	(22,582)
Interest income	1,765	590	3,578	1,790
Other, net	(1,084)	599	760	2,038
Total other income and expenses	(4,833)	(3,787)	(19,095)	(18,754)

Income from Operations Before Income Tax Expense	$17,916	$18,172	$81,888	$108,341
Income tax expense	4,127	5,304	18,017	38,974
Net Income	$13,789	$12,868	$63,871	$69,367

Basic Earnings Per Share	$0.37	$0.35	$1.73	$1.88
Fully Diluted Earnings Per Share	$0.37	$0.35	$1.72	$1.88
Weighted average shares outstanding	36,749	36,680	36,733	36,638
Weighted average diluted shares	36,959	36,898	36,936	36,844

Dividends paid per Common Share	$0.275	$0.255	$1.060	$0.994

CONTACT:
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707